                                                                    EXHIBIT 12.1


                          SAFEWAY INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)


                                                    12 Weeks                             Fiscal Year
                                              --------------------   --------------------------------------------------
                                              March 24,  March 25,
                                                2001       2000        2000       1999       1998       1997       1996
                                              ---------  ---------   --------   --------   --------   --------   ------
Income before income taxes and
     extraordinary loss                        $479.5     $413.5     $1,866.5   $1,674.0   $1,396.9   $1,076.3   $767.6

Add interest expense                            109.2      109.8        457.2      362.2      235.0      241.2    178.5

Add interest on rental expense(a)                50.5       42.2        218.7      183.0      108.2       88.5     90.0

Less equity in earnings of unconsolidated
     affiliates                                  (5.9)      (7.1)       (31.2)     (34.5)     (28.5)     (34.9)   (50.0)

Add minority interest in subsidiary                --        0.6          1.1        5.9        5.1        4.4      3.4
                                               ------     ------     --------   --------   --------   --------   ------

     Earnings                                  $633.3     $559.0     $2,512.3   $2,190.6   $1,716.7   $1,375.5   $989.5
                                               ======     ======     ========   ========   ========   ========   ======

Interest expense                               $109.2     $109.8     $  457.2   $  362.2   $  235.0   $  241.2   $178.5

Add capitalized interest                          4.4        2.3         17.0        9.3        8.5        5.7      4.4

Add interest on rental expense(a)                50.5       42.2        218.7      183.0      108.2       88.5     90.0
                                               ------     ------     --------   --------   --------   --------   ------

     Fixed charges                             $164.1     $154.3     $  692.9   $  554.5   $  351.7   $  335.4   $272.9
                                               ======     ======     ========   ========   ========   ========   ======

     Ratio of earnings to fixed charges          3.86       3.62         3.63       3.95       4.88       4.10     3.63
                                               ======     ======     ========   ========   ========   ========   ======


     (a) Based on a 10% discount factor on the estimated present value of future operating lease payments.